                         THE ESTEE LAUDER COMPANIES INC.
                            SIGNIFICANT SUBSIDIARIES


All significant subsidiaries are wholly-owned by The Estee Lauder Companies Inc. and/or one or more of its wholly-owned subsidiaries.


                                                             Jurisdiction
                    Name                                  in which Organized
----------------------------------------------            ------------------

Aramis Inc.                                                    Delaware

Clinique Laboratories, Inc.                                    Delaware

Estee Lauder Europe, Inc.                                      Delaware

Estee Lauder Inc.                                              Delaware

Estee Lauder International, Inc.                               Delaware